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CONTACT:

Rick Ackel
EVP, Chief Financial Officer

Paige Bombino
Corporate Communications
(408) 964-3610

 FOR IMMEDIATE RELEASE

    SANMINA MAKES EXCHANGE OFFER TO SHAREHOLDERS OF AB SEGERSTROM & SVENSSON

 COMBINATION WITH LEADING INTERNATIONAL SUPPLIER OF INTEGRATED ENCLOSURE SYSTEMS
       FURTHER EXPANDS SANMINA'S TOTAL MANUFACTURING SOLUTIONS CAPABILITY

SAN JOSE, CA, (JANUARY 26, 2001) - Sanmina Corporation (Nasdaq NM: SANM), a leading electronics contract manufacturer, today announced its intention to make an offer to acquire all of the shares of AB Segerstrom & Svensson (OM Stockholm Exchange), a leading global supplier of integrated enclosure systems to the communications sector. The price offered is approximately SEK 180 per Segerstrom & Svensson share (SEK/US$ approximately 9.51) for a total aggregate value of approximately SEK 4.855 billion (approximately US$511 million). The transaction, which is subject to several conditions, is expected to close by March 1, 2001 and is intended to be accounted for as a pooling of interests. Principal closing conditions include acceptance of the offer by the holders of at least 90% of Segerstrom's outstanding shares and receipt of necessary regulatory approvals and clearances, including clearance by the European Commission. The European Commission clearance is similar to the United States Hart-Scott-Rodino pretransaction notification process.

Jure Sola, Sanmina's Chairman and Chief Executive Officer, said, "We are very pleased to announce this transaction. Segerstrom is a highly respected integrated enclosure systems manufacturer with 12 state-of-the-art, ISO-certified manufacturing facilities in Sweden, Finland, Brazil, Hungary, Scotland, and the United States. The transaction significantly expands our global footprint as well as our enclosure systems and full system build capabilities, further strengthening Sanmina's industry leading position in providing our customers with a total manufacturing solution."

Christer Zetterberg, Chairman of the Board of AB Segerstrom & Svensson, said, "We believe Sanmina, a leading electronics contract manufacturer, is the ideal partner for us to continue to support our customers and meet their demand for advanced engineering, flexible manufacturing,


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Sanmina Corporation
January 26, 2001
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quality products and short lead times. In addition, Sanmina's solid financial strength and commitment to leading-edge technology will provide a solid platform for long-term growth."

Founded in 1906 and headquartered in Stockholm, Sweden, Segerstrom & Svensson designs, manufactures and supplies integrated enclosure systems as well as components and technical systems primarily to the communications sector. The company has approximately 2,000 employees and its 12 manufacturing facilities occupy over 350,000 square feet. Customers include Ericsson, Lucent, Motorola and Nokia. Segerstrom & Svensson is listed on the Attract 40 list of the OM Stockholm Exchange.

The Segerstrom & Svensson Board of Directors has announced its unanimous recommendation that Segerstrom & Svensson shareholders tender their shares to Sanmina. In addition, Sanmina has received irrevocable undertakings from the principal shareholders of Segerstrom to tender in the public offer approximately
5.8 million Segerstrom & Svensson shares owned directly and indirectly by them. These shares represent approximately 22% of the outstanding shares of capital stock of Segerstrom & Svensson.

The consideration for the shares in Segerstrom & Svensson payable from Sanmina will be made in shares in Sanmina. The number of shares in Sanmina to be offered in consideration for the shares in Segerstrom & Svensson will be determined based on the total consideration for Segerstrom & Svensson, SEK 4.855 billion, divided by the current exchange ratio of SEK to US$ (approximately 9.51). This amount will then be divided by the average of the last reported sale price of Sanmina Common Stock on the NASDAQ National Market for six trading days beginning on January 23, 2001 and ending on January 30, 2001. Accordingly, at the close of trading in Sanmina Common Stock on January 30, 2001 the exchange ratio will become fixed.

For its fiscal year ended September 30, 2000, Sanmina reported revenues of $3.9 billion, an increase of 63% over the prior year. Excluding non-recurring charges, Sanmina reported net income for the year of $259.4 million, up 77% from $146.5 million in the prior year. Including these charges, Sanmina reported net income of $192.3 million. For the first quarter of fiscal 2001, Sanmina reported revenues of $1.39 billion, an increase of 82% from the first quarter of the prior year, and net income of $110.7 million, an increase of 158.7% from the first quarter of the prior year.

For the twelve months ended September 30, 2000 Segerstrom & Svensson reported revenues of SEK 2.7 billion. The company achieved net income of SEK 153 million.

Segerstrom & Svensson revenues for Sanmina's second fiscal quarter, which ends March 31, 2001, are projected to be in the range of US$75 million to US$85 million (based on the current SEK/US$ ratio of approximately 9.51). Based on a preliminary pro forma income statement for the twelve months ending September 30, 2001, earnings per share in Sanmina is estimated to increase by US$0.03 to US$0.04 as a result of the transaction. The transaction is intended to be accounted for as a pooling of interests

In addition to this release, Sanmina and Segerstrom & Svensson have issued a joint press release regarding the transaction in Sweden. The Swedish release contains additional information directed at Segerstrom & Svensson's shareholders and the Swedish securities market.


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Sanmina Corporation
January 26, 2001
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The company will be holding a conference call regarding this announcement on
Friday, January 26, 2001 at 8:30 a.m. EST (5:30 PST). The dial-in number for the call is (703) 871-3026. Callers should dial in 10 minutes prior to commencement of the call. A telephone replay will be available for 48 hours following the conference call. The phone call replay access number is (703) 925-2435, access code 4949002.

ABOUT SANMINA CORPORATION

Sanmina Corporation is a leading electronics contract manufacturing services company providing a full spectrum of integrated, value-added electronic manufacturing services. These include the design and manufacture of complex printed circuit board assemblies, custom-designed backplane assemblies and subassemblies, multilayered printed circuit boards, custom cable and wire harness assemblies, enclosures and the testing and assembly of electronic subsystems and systems. The company provides these services to a diversified base of leading OEMs in the communications, industrial and medical instrumentation and computer sectors of the electronics industry. Sanmina common stock trades on the Nasdaq National Market under the symbol: SANM. Information regarding Sanmina can be found on its World Wide Web page located at http://www.sanmina.com.

SAFE HARBOR STATEMENT

The foregoing, including the discussion regarding the company's future prospects contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of the company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, and competition and technological change. such forward-looking statements as a result of these and other factors, including factors set forth in the company's 2000 Annual Report on Form 10-K filed with the Securities Exchange Commission on December 18, 2000 and in the other reports and documents filed by Sanmina with the Commission from time to time.

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